EXHIBIT 10.3

May 9, 2018

Mr. John J. Gasparovic

Dear John:

This letter will confirm the understanding between BorgWarner, Inc. ("BW") and you regarding the termination of your employment on May 18, 2018 (your “termination date”). We have agreed (the "Agreement") as follows:

1.
Effective as of April 26, 2018, you are relieved of your duties as Executive Vice President, Chief Legal Officer & Secretary and from all positions, including any and all director, officer or similar positions, you hold with (a) BW or (b) any divisions, subsidiaries, joint ventures, and/or affiliated companies of BW (hereinafter all of the above entities are collectively referred to as the "BW Group"). For the period April 26, 2018 through May 17, 2018, you will be placed on a paid leave of absence and you shall not report to work at the Auburn Hills, Michigan, offices.

2.
At the same time you execute this Agreement, you will enter into the Non-Compete, Confidentiality, General Waiver and Release and Covenant Not to Sue Agreement, which document is attached hereto as Exhibit 1 (and for which you agree that sufficient consideration is given by the payments and benefits provided to you pursuant to paragraph 3) and incorporated as an essential part of this Agreement. Accordingly, any reference hereinafter to this Agreement shall also be deemed to include Exhibit 1.

3.	If you execute this Agreement on or before May 17, 2018 and do not revoke this Agreement within a period of seven (7) days from the date of such execution, BW will:

on May 31, 2018, pay you a lump sum gross amount of $531,000.00, representing twelve (12) months’ salary, less applicable statutory withholding deductions. You understand and agree that the above amount shall not be considered as "Compensation" for purposes of the BorgWarner Inc. Retirement Savings Plan (the "RSP") and is being made in lieu of your eligibility to receive any severance or termination payment under any BW Group Transitional Income Plan;

(b)
on June 15, 2018, pay you a lump sum gross amount of $531,000.00 less applicable statutory withholding deductions. This payment shall also not be considered “Compensation” for purposes of the RSP and shall, collectively, be a full, final and complete payment for all vacation obligations due and owing you through May 17, 2018 and partial consideration for your execution of the Non-Compete, Confidentiality, General Waiver and Release and Covenant Not to Sue Agreement attached hereto as Exhibit 1;

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(c)
on June 30, 2018, pay you a lump sum gross amount of $450,000.00, less applicable statutory deductions (this amount shall also not be considered as “Compensation” for purposes of the RSP). This payment represents the prorated net present value of your outstanding restricted stock awards. All unvested shares of Restricted Stock will be forfeited;

(d)
    agree to maintain your eligibility to receive the 2018 (paid in 2019) Management Incentive Plan Bonus (the "Bonus Award"), if any, under the BW bonus plan (the "Bonus Plan"). The amount of the Bonus Award, if any, will be 75% of the amount you would have been entitled to receive had you been employed for all of 2018 and will be paid to you in cash (less applicable statutory withholding deductions) at the same time in calendar year 2019 that payment, if any, is made to the other participants in the Bonus Plan. The amount of such Bonus Award shall not be considered as "Compensation" under the RSP;

(e)
    agree to maintain your eligibility to receive a payment, if any, under the BorgWarner Inc. 2014 Stock Incentive Plan for the Performance Share awards granted to you for the performance period from January 1, 2016 to December 31, 2018, paid in 2019 (a target opportunity of 9,050 relative TSR shares and 9,050 relative revenue growth shares). Payment for the performance shares for the periods of January 1, 2017 to December 31, 2019, and January 1, 2018 to December 31, 2020 will be pro-rated based on the period of your service to your termination date (a target opportunity of 4,422 relative TSR shares and 4,422 relative revenue growth shares for 2017-2019, a target opportunity of 878 relative TSR shares and 878 relative revenue growth shares for 2018-2020);

(f)
pay to you your post-2004 Excess Plan account balance which will be distributed to you in cash in a single sum, less applicable statutory withholding deductions, in the seventh month following May 18, 2018;

(g)	provide you with executive outplacement services of BW’s choice. BW will not provide a cash substitution for the value of those services in lieu of your participation in the outplacement services; and

(h)
in compliance with the Consolidated Omnibus Budget Reconciliation Act of 1985 as amended ("COBRA"), provide you, your spouse, and your dependents with all applicable medical, dental and vision coverage from May 18, 2018 to the earlier of November 18, 2019 or the date you become eligible for group health insurance coverage under another employer's group health plan (provided you, your spouse, and your dependents continue to remain eligible for such coverages) by paying the required COBRA group insurance premiums for that period. You understand and agree that if you desire to continue in effect the COBRA medical and prescription insurance coverages and any supplemental group dental and vision coverages in accordance with COBRA provisions beyond the date that BW stops its payment of

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the COBRA group insurance premiums, you will be required to then timely make all of the required COBRA monthly premium payments.

4.
You understand and agree that (a) no reimbursement will be made to you for any company-related expense that you incur on or after April 26, 2018 and (b) on or prior to May 4, 2018, you will return to BW all BW Group owned/leased property in your possession, including, but not limited to, cellular phone and laptop, computer equipment and software, as well as all data, files, records, forms and other information of whatever kind, either electronic or hard copy, concerning the BW Group.

5.
You understand and agree that the payments and benefits provided hereunder by BW are in consideration for the agreements and covenants contained in this Agreement (and that the term "agreements and covenants" as used in this Agreement shall include the Non-Compete, Confidentiality, General Waiver and Release and Covenant Not to Sue Agreement); that you waive and release all rights to any further compensation, benefits, bonus, severance or termination payments under any BW Group plan, policy, program, agreement, guidelines, practice or understanding of any kind, whether written or oral (including but not limited to any BW Group Transitional Income Plan); that each such agreement and covenant is of the essence of this Agreement; that each such agreement and covenant is reasonable and necessary to protect and preserve the interests and properties of the BW Group; that irreparable loss and damage will be suffered by the BW Group should you breach any of such agreements and covenants; that each such agreement and covenant is separate, distinct and severable not only from the other of such agreements and covenants but also from the other and remaining provisions of this Agreement; that the unenforceability of any such agreement or covenant shall not affect the validity or enforceability of any other such agreement or covenant or any other provision or provisions; and that, in addition to any other remedies available to it, BW shall be entitled to both temporary and permanent injunctions to prevent a breach or contemplated breach by you of any of such agreement or covenant.

6.
In the event that you fail to honor any of the agreements or covenants set forth in this Agreement, you shall reimburse BW for any and all expenses, including reasonable attorney's fees, incurred in successfully enforcing such agreement or covenant, except that the obligation to pay BW’s attorney’s fees does not apply to any challenge by you to the validity of this Agreement under the Age Discrimination in Employment Act. Further, in the event of a breach of any of the agreements or covenants set forth in this Agreement, the running of the applicable statute of limitations shall be tolled during the continuation of any such breach.

7.	You agree to cooperate in the development and execution of pending agreements and other documents that pertain to actions for the period you were employed. Further, if requested by the BW Group, and without additional consideration except as set forth in the following sentence, you will make yourself available, for a period of two (2) years from May 18, 2018, to cooperate with the defense or prosecution of any claims filed by or against the BW Group and will furnish your testimony if required by subpoena or when

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deemed reasonable and necessary by counsel for the BW Group, provided such times are scheduled so as not to interfere with the performance of your duties for another employer. BW will pay you a daily witness fee of $250.00 for any day during which the cooperation services you provide pursuant to this paragraph exceed two (2) hours per day; provided, however, that should you be required to provide such services for more than twenty (20) days (two (2) or more hours of service per day) during a calendar year, then BW shall pay you a fee of $500.00 for each day such services (in excess of two (2) hours per day) exceed the twentieth (20th) day of services for that calendar year. BW will, within thirty (30) days of receipt of a statement of expenses and/or documentation of all time incurred, reimburse you for all of your out-of-pocket expenses reasonably incurred by you pursuant to this paragraph, including travel, transportation, lodging and meals as well as related miscellaneous costs if such travel is requested of you by BW.

8.
The existence of any claim, demand, action or cause of action by either party against the other, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement of any rights under this Agreement.

9.
The terms and provisions of this Agreement are confidential. Unless and until BW publicly discloses this Agreement, you agree not to disclose such terms and conditions unless it is essential to the immediate members of your family, essential to your attorneys, tax advisors, or financial advisors, required by subpoena, court, or other government order, or necessary for the proper implementation and/or compliance herewith. This Agreement may be amended only upon the written authorization of both parties. No action will constitute a waiver of any right unless such waiver is in writing and signed by the waiving party.

Further, nothing in this Agreement (or any prior agreement on confidentiality to which you may be subject) diminishes or limits any protection granted by law to trade secrets or relieves you of any duty not to disclose, use, or misappropriate any information that is a trade secret, for as long as such information remains a trade secret. Additionally, nothing in this Agreement (or any prior agreement on confidentiality to which you may be subject) is intended to discourage you from reporting any theft of trade secrets to the appropriate government official pursuant to the Defend Trade Secrets Act of 2016 (“DTSA”) or other applicable state or federal law. Additionally, under the DTSA, a trade secret may be disclosed to report a suspected violation of law and/or in an anti-retaliation lawsuit, as follows:

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(i)
An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(ii)
An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

Nothing in this Agreement (or any prior agreement on confidentiality to which you may be subject) shall limit, curtail or diminish BW’s statutory rights under the DTSA, any applicable state law regarding trade secrets, or common law.

10.
You agree that you will not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement calculated or likely to have the effect of undermining, disparaging or otherwise reflecting poorly upon BW, any member of its Board of Directors, any executive officer of BW, or BW’s business. BW agrees that no member of its Strategy Board, as it existed April 26, 2018, will, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement calculated or likely to have the effect of undermining, disparaging or otherwise reflecting poorly upon you. However, each may give truthful and non-malicious testimony if properly subpoenaed to testify under oath.

11.	Any notice pursuant to this Agreement shall be sent by registered or certified mail return receipt requested, addressed:

To:    BorgWarner Inc.
Attn: Tonit M. Calaway
3850 Hamlin Road
Auburn Hills, MI 48326

To:    Mr. John Gasparovic

12.	This Agreement is to be performed and construed in accordance with the laws of the State of Michigan.

13.
You represent that you received the original of this Agreement on April 26, 2018; that you were advised, at that time, to seek information and guidance from such persons as you deem appropriate, including, but not limited to, an attorney-at-law, regarding the content and effect

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of each provision of this Agreement; that you were informed that you would have twenty-one (21) days (through May 17, 2018) to consider execution of the Agreement; and that if such Agreement was not executed on or before May 17, 2018, it would be deemed rejected by you on such date. You acknowledge that, since April 26, 2018, you have negotiated changes to the original of this Agreement offered by BW.  You agree that, whether the negotiated changes are material or not material, they will not and do not restart the twenty-one (21) day consideration period.  Even if the changes are considered material, by signing this Agreement you voluntarily agree to waive the restarting of the twenty-one (21) day consideration period that you would otherwise have to consider any new offer by BW.  You further agree that the original twenty-one (21) day consideration period will continue to apply and that you have until May 17, 2018 to consider execution of this Agreement. Further, if you execute this Agreement, you may revoke it by written notice to BW within a period of seven (7) days from the date of execution.

14.
If you do not execute this Agreement on or before May 17, 2018, or if you revoke it within the period of seven (7) days from the date of execution, your employment and all positions that you hold with any and all entities of the BW Group will be terminated effective May 18, 2018 and you will not be eligible to receive those benefits provided for under this Agreement.

15.
You acknowledge that neither BW nor any other person or entity of the BW Group has made any representation to you that has not been expressly stated in this Agreement and that there are no other understandings or agreements between you and the BW Group.

16.
You acknowledge that you have voluntarily entered into this Agreement with full knowledge of its benefits and requirements, and agree that this Agreement is binding upon your heirs, legal representatives and assigns, executors and administrators. You further acknowledge that the payments and other consideration provided for in this Agreement is greater than that to which you are entitled by law, contract, employment policy, employment practice, or otherwise apart from this Agreement.

17.
Nothing in this Agreement (including, but not limited to, the release of claims in the Non-Compete, Confidentiality, General Waiver and Release and Covenant Not to Sue Agreement, the confidentiality provision in paragraph 10, or the nondisparagement provision in paragraph 11) will be construed to prevent you from (a) testifying in response to a lawfully served subpoena, giving truthful testimony under oath, or otherwise complying with lawful court, agency, or other government order; (b) filing a charge with the Equal Employment Opportunity Commission (“EEOC”), participating in any EEOC investigation, or otherwise cooperating with the EEOC; (c) filing a complaint or cooperating with the Securities Exchange Commission or any other government or law enforcement agency; or (d) challenging the validity of this Agreement under the Age Discrimination in Employment Act. Further, nothing in this Agreement prohibits you from reporting a possible violation of federal, state, or local law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, the Inspector General, or any other governmental agency, nor does it prevent you

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from making other disclosures that are protected under any whistleblower provision of federal, state, or local law or regulation.

If this letter accurately sets forth our agreement, please execute the original and one copy and return them to me.

Accepted:                        BorgWarner Inc.

/s/ John J. Gasparovic___________             By: /s/ Tonit M. Calaway
John J. Gasparovic    Tonit M. Calaway
Executive Vice President & Chief
Human Resources Officer
Date: May 9, 2018

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EXHIBIT 1

NON-COMPETE, CONFIDENTIALITY, GENERAL WAIVER AND
RELEASE AND COVENANT NOT TO SUE AGREEMENT

In consideration of the actions, benefits and payments to be provided to me pursuant to the Agreement between the undersigned and BorgWarner Inc. ("BW"), dated May 9, 2018 (the "Agreement"), of which this Exhibit 1 is an essential part thereof, I agree:

A.    For a period of twelve (12) months from May 18, 2018, I will not directly or indirectly (i) engage in or become interested as a principal, partner, stockholder (other than stock acquired for investment purposes in open market transactions), director, officer, employee or consultant of Honeywell, Continental, Schaeffler Group, or Bosch, unless such interest is approved in writing by BW, (ii) persuade or attempt to persuade anyone who is an officer, employee, or agent of (a) BW, or (b) any division, subsidiaries, joint ventures, and/or affiliated companies of BW (hereinafter all of the above entities named in this clause (ii) are collectively referred to as the “BW Group”) to seek or accept employment in any competitive capacity with any entity that competes with the BW Group, (iii) divert or attempt to divert from the BW Group any business whatsoever, or interfere with any business relationship between BW and any other person, or (iv) take any action which is derogatory to the business interests of the BW Group.

B.    For a period of two (2) years from May 18, 2018, I will not (i) disclose or divulge to anyone any information about the BW Group and their customers, products, and services which is not available to the general public, including without limitation, financial information, marketing information, computer technology information and processes, customer lists, customer servicing requirements, price lists, material cost information, organizational information, information relating to employment policies, compensation, benefit plans, and work related personnel data, and any other data, formulae, specifications, proprietary (whether patented or not) knowledge or information relating to manufacturing methods, research projects, plans for future developments, trade secrets, inventions, prototypes, or processes owned and developed and used in the course of any of the BW Group's businesses (herein collectively referred to as "Confidential Information"), or (ii) directly or indirectly make use of any Confidential Information.

Nothing in this Agreement is intended to interfere with or discharge a good faith disclosure to any governmental entity related to a suspected violation of law. I understand that I cannot and will not be held criminally or civilly liable under any federal or state trade secrets laws for disclosing otherwise protected trade secrets and/or confidential or proprietary information as long as the disclosure is made in (i) confidence to a federal, state, or local government official, directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) a complaint or other document filed in a lawsuit or other proceeding, as long as such filing is made under seal.

C.    To waive, release and forever discharge BW and the BW Group and their present, former and future employees, officers, directors, agents, successor and assigns of the aforementioned entities (hereinafter collectively referred to as the "Released Parties") from any and all matters, claims, actions, demands, causes of actions, attorney’s fees and costs, debts, accounts, obligations, or liabilities, of every nature and kind whatsoever in law, equity, tort or contract, whether liquidated or unliquidated, whether now known or unknown (by way of illustration, but without limitation, any and all claims arising under Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act, as amended; the Age Discrimination in Employment Act (ADEA); the Elliot Larsen Civil Rights Act; the Michigan Persons with Disabilities Civil Rights Act; the Michigan Worker’s Disability Compensation Act; the Reconstruction Era Civil Rights Acts (42 U.S.C. §§

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1981-1988); Executive Order 11246; the Rehabilitation Act of 1973; the Civil Rights Act of 1991; the Employee Retirement Income Security Act of 1974; federal, state, and local family and medical leave laws including, but not limited to, the Family and Medical Leave Act; federal, state, and local wage and hour laws including, but not limited to, the Fair Labor Standards Act; federal, state, and local whistleblower laws; the National Labor Relations Act; the Occupational Health and Safety Act; and any other laws of the United States and/or the State of Michigan) against the Released Parties, arising out of my employment with the BW Group and termination therefrom, that I now have or may have at any time prior to or at the time of my termination (the "Released Claims"). The Released Claims include any claim to rescind the Agreement or this Non-Compete, Confidentiality, General Waiver and Release and Covenant Not to Sue Agreement, once the seven (7) day revocation period of paragraph 14 of the Agreement has expired. I understand that nothing in this Non-Compete, Confidentiality, General Waiver And Release And Covenant Not To Sue Agreement, generally, prevents me from filing a charge (including a challenge to the validity of this Agreement) with the EEOC or participating in an EEOC investigation or proceeding. I understand and agree, however, that I am waiving my right to monetary relief or other personal relief as a result of any such EEOC proceedings or any subsequent legal action brought by the EEOC.

D.    To covenant not to sue the Released Parties pursuant to any provision of the United States Code (specifically including, but not limited to, any and all rights created by or under the Age Discrimination in Employment Act as amended), any state law, or any other cause or action whatsoever in law, equity, tort, or contract with respect to any and all of the Released Claims or to participate in any other such cause or action against the Released Parties.

E.    That all of the obligations I have undertaken in this Non-Compete, Confidentiality, General Waiver And Release And Covenant Not To Sue Agreement will be binding upon my heirs, legal representatives and assigns, executors and administrators.

F.    That this Non-Compete, Confidentiality, General Waiver And Release And Covenant Not To Sue Agreement is freely and voluntarily executed, that I have had adequate time to consider this matter and obtain such information and guidance from others as I desire, and that no promise, inducement, or agreement not set forth herein or in the Agreement has been made to me.

G.    I understand that this Non-Compete, Confidentiality, General Waiver And Release And Covenant Not To Sue Agreement creates certain obligations on my part and waives and releases certain rights I may have; therefore, I have been advised to consult an attorney before I sign this document.

H.    I acknowledge that I have read this entire Agreement, that I have had the opportunity to consult with counsel, and that I understand all of the terms and knowingly and voluntarily enter into this Agreement. I am receiving valuable consideration to which I am not otherwise entitled. I am waiving and releasing claims against Released Parties that exist as of the date of my execution of this Agreement. I further acknowledge that I have been afforded at least twenty-one (21) days to consider this Agreement, that I have been advised to seek review of this Agreement by an attorney and that I have seven (7) days after execution to revoke the Agreement.

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IN WITNESS WHEREOF, I willingly accept and agree to this Non-Compete, Confidentiality, General Waiver And Release And Covenant Not To Sue Agreement by executing such this _____ day of _____________________, 2018.

_________________________________
John J. Gasparovic

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RECEIPT OF AGREEMENT RELATING TO SEPARATION

I acknowledge that I received today a copy of the letter agreement relating to my separation which includes a Non-Compete, Confidentiality, General Waiver and Release and Covenant Not to Sue (collectively, the Separation Agreement) from BorgWarner Inc. (“BW”). I have been advised of the following:

1.	I have twenty-one (21) days to consider the Separation Agreement.

2.
I have the opportunity to discuss with BW any questions or concerns I may have over the terms or language of the Separation Agreement. However, I understand and agree that the Separation Agreement and its terms are strictly confidential and may not be shared with anyone except as permitted under Paragraphs 10 and 18 of the letter agreement.

3.	I have been advised in writing to see an attorney of my choosing to review the Separation Agreement.

4.	I should not sign the Separation Agreement unless I fully understand its terms and enter into the Agreement of my own free will.

5.	I have seven (7) days after signing the Separation Agreement to revoke the Separation Agreement.

6.	No other promises have been made to me beyond the terms of the Separation Agreement.

____________________________
John J. Gasparovic

Date: _______________________

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